Exhibit 23.3

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated January 20, 2012, prepared for Century Exploration New Orleans, LLC for the year ending December 31, 2011, in the RAAM Global Energy Company Annual Report on Form 10-K for the year ended December 31, 2011, filed on or about March 27, 2012.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Robert Rasor
Robert Rasor, P.E.
Executive Vice President

March 27, 2012

Houston, Texas